Ex - 10.5

PERSONAL AND
CONFIDENTIAL

December 14, 2004

SheerVision
4040 Palos Verdes Drive North Ste. 105
Rolling Hills Estates, CA 90274
Attn: Ms. Suzanne Lewsadder
      Mr. Jeff Lewsadder

Gentlemen:

      We are writing this letter to confirm our agreement ("Agreement") that Hallmark Capital Corp. ("Hallmark") is authorized to represent SheerVision, any related companies or affiliates, Suzanne Lewsadder, and Jeff Lewsadder (collectively, "SheerVision" or the "Company") and to assist the Company as its exclusive financial advisor in connection with the possible private placement or sale of any equity, debt or other securities ("Transaction").

      This Agreement shall become effective upon the execution hereof by the Company and Hallmark, and the term of this Agreement and the appointment provided for herein (the "Term") shall extend for 180 days, whereupon it shall be automatically renewed for an additional Term of 180 days unless either the Company or Hallmark shall have given written notice of termination at least 30 days prior to the end of the term. Both Hallmark and the Company agree to use their best reasonable efforts to effect a Transaction acceptable to the Company during the Term.

I.    PERFORMANCE OF SERVICES

      Under this Agreement, Hallmark will work with the Company and use its best reasonable efforts to attempt to consummate a satisfactory Transaction. The Company expressly agrees that, as exclusive financial advisor to the Company, Hallmark Capital is not a broker-dealer and nothing in this Agreement contemplates that Hallmark Capital would act in any such capacity.

II.   COMPENSATION OF SERVICES

      A. In partial payment for its services hereunder, Hallmark shall receive from the Company a non-refundable financial advisory fee of $15,000, payable upon execution of this Agreement by the Company, which amount shall be credited in full against any Transaction Fee payable hereunder.

      B. If any Transaction is agreed to during the Term or within eighteen months after the end of the Term with, through or as a result of, a party introduced to the Company or contacted by Hallmark or the Company during the Term, the Company shall pay

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            Hallmark, or cause Hallmark to be paid, in cash at the closing of each such Transaction, a transaction fee ("Transaction Fee") equal to: (i) five percent (5%) of the aggregate consideration of each such Transaction (the "Aggregate Consideration"), subject to a minimum Transaction Fee of $50,000 on the completed Transaction, or
            (ii) zero percent (0%) for that portion of any Transaction with [illegible]. Payment in full of Hallmark's fees shall be a condition precedent to the closing of any Transaction.

      C. If the Company and/or its shareholders accept a bona fide Transaction proposal from one or more third parties, and (except due to a breach by or failure of condition under the control of each such third party) no Transaction is consummated within eighteen months after the Term of this Agreement whereby Hallmark is paid a Transaction Fee by the Company, then the Company shall pay Hallmark a performance fee of $50,000.

III.  INDEMNIFICATION

      The Company agrees to indemnify and hold Hallmark and its affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Hallmark or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Hallmark's entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement.

V.    DISCLOSURE

      Any financial or other advice or other documentation rendered by Hallmark pursuant to this Agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of Hallmark. All non-public information designated by the Company to be confidential or proprietary business information shall be maintained as such by Hallmark except as required by law, until the same becomes known to third parties or the public without release thereof by Hallmark.

VI.   PUBLIC NOTICE

      The Company authorizes Hallmark to make public notice, at Hallmark's expense, of any Transaction concluded under this Agreement.

VII.  ENTIRE AGREEMENT

      This Agreement sets forth the entire understanding of the parties and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written

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agreement signed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the undersigned shareholders and Hallmark.

VIII. GOVERNING LAWS AND JURISDICTION

      This Agreement shall be governed by and construed to be in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in such State by citizens thereof. Any dispute arising out of, or relating to, this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and the Company hereby agrees that service of process upon it by registered or certified mail at its address set forth above shall be deemed adequate and lawful. The parties hereto shall deliver notices to each other by personal delivery or by registered or certified mail (return receipt requested) at the addresses set forth above. The prevailing party in any dispute arising out of this Agreement shall be entitled to recover from the other party or parties all the costs and expenses of any proceedings, including but not limited to attorneys' fees, paralegal and computer expenses.

IX.   ACCEPTANCE

By signing this Agreement on the signature line below, you acknowledge that you have read this Agreement in its entirety, have had a full opportunity to consider its terms, have had full and satisfactory explanation of it, and fully understand its terms and accept and agree to such terms, both on behalf of yourself, individually, and on behalf of the Company.

      After signing below, please return an executed copy of this Agreement, together with a check for $15,000 drawn in favor of "Hallmark Capital Corp.", whereupon it shall become a binding agreement between the Company and Hallmark.

                                                Very truly yours,

                                                HALLMARK CAPITAL CORP.

                                                By: /s/ Patricia M. Hall
                                                    -----------------------
                                                    Patricia M. Hall
                                                    Managing Director

ACCEPTED AND AGREED TO:

/s/ Suzanne Lewsadder                                   Date: 12/10/04
---------------------------------------
Suzanne Lewsadder, individually and
on behalf of SheerVision, LLC

/s/ Jeff Lewsadder                                      Date: 12/10/04
---------------------------------------
Jeff Lewsadder, individually and
on behalf of SheerVision

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